News Release

Wednesday, April 12, 2006

Gannett Co., Inc. Releases March Statistical Report

McLEAN, VA - Gannett Co., Inc. (NYSE: GCI) reported today that total pro forma operating revenues for the third period ended March 26, 2006 declined 1.2 percent. Advertising gains were achieved at its domestic newspapers and broadcasting segment but were offset by significantly lower ad demand at its UK properties. For comparison purposes, the exchange rate of Sterling year-over-year also affected results for the company's UK operations. If the exchange rate had remained constant year-over-year, total pro forma operating revenues would have increased 0.5 percent for the period.

March

Pro forma (assuming that all properties presently owned were owned in both periods) newspaper advertising revenues in March declined 2.0 percent compared with the third period in 2005 on a 2.2 percent decline in ROP volume and a 3.0 percent decline in preprint distribution. If the exchange rate had remained constant year-over-year, total pro forma newspaper advertising revenues would have been flat. Newspaper advertising category results in part reflect the impact of a later Easter this year. As in the past, we recommend combining March and April results for comparison purposes.

Pro forma local advertising revenues were 2.7 percent lower on a 4.0 percent decline in ROP ad volume in March. The performance of the company's small and medium-sized advertisers in its domestic newspapers outpaced the revenue performance of its largest advertisers. In the U.S., across all products, local ad revenue gains were achieved in the furniture, entertainment, health and financial categories while the department store, consumer electronics, grocery, restaurant, telecommunications and home improvement categories lagged last year's comparable period. On a constant currency basis, pro forma local advertising would have been down 1.6 percent.

Pro forma classified revenues declined 1.1 percent in the third period on a 0.5 percent decrease in ROP ad volume. On a constant currency basis, pro forma classified revenues would have been 2.1 percent higher for March. Real estate revenues were up 15.1 percent while employment and automotive revenues declined 3.0 percent and 17.4 percent, respectively, compared to last year's third period. On a constant currency basis, real estate would have been up 19.6 percent, employment would have been up slightly and automotive revenues would have been down 15.1 percent. Classified results in our domestic community newspapers were significantly better than in the UK. In the U.S., pro forma classified revenues increased 6.5 percent in the third period comprised of a 31.1 percent increase in real estate revenues and a 9.4 percent increase in employment revenues, while automotive declined 15.0 percent.

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Pro forma national advertising revenues in March were 2.8 percent lower on a 9.3 percent decline in ad volume. National volume at the company's local domestic newspapers was 9.4 percent lower in the period. At USA TODAY, advertising revenues were 8.4 percent lower on a decline in paid ad pages to 344 from 373. For the third period, at USA TODAY, strength in the automotive, telecommunications, financial, home and building and retail categories was offset by weakness in the travel, technology and pharmaceutical categories.

Pro forma broadcasting revenues, which include Captivate, increased 2.3 percent in the period. Television revenues were up 0.8 percent for the third period. Local revenues were up 2.8 percent while national revenues were 1.9 percent lower.

First Quarter

For the first quarter of 2006, total pro forma operating revenues were down 0.5 percent but would have increased 0.8 percent on a constant currency basis.

Newspaper advertising revenues, on a pro forma basis, for the first quarter declined 1.8 percent and would have been down slightly on a constant currency basis. The company's U.S. results were stronger than its UK results as domestic newspaper advertising increased 1.5 percent.

For the first quarter, pro forma local advertising was 1.8 percent lower and would have been 0.9 percent lower on a constant currency basis. Local advertising in the U.S. for the quarter was down slightly.

Pro forma classified revenues for the quarter were down 1.9 percent but on a constant currency basis would have been 0.5 percent higher. Real estate revenues were 12.0 percent higher, while employment was down 3.9 percent and auto declined 16.9 percent. On a constant currency basis for the quarter, real estate would have been up 15.2 percent while employment and auto would have been down 1.3 percent and 15.1 percent, respectively. For the quarter, classified revenues were up 4.6 percent at our domestic community newspapers with increases in real estate and employment revenues of 22.1 percent and 7.4 percent, respectively. Automotive revenues were 13.7 percent lower.

Pro forma national advertising declined 1.7 percent for the first quarter. If the exchange rate had remained constant year-over-year, national advertising would have been 1.1 percent lower. At USA TODAY advertising revenues were 4.2 percent lower in the quarter while paid advertising pages were 7.4 percent lower to 1,020 compared to 1,101 in the year-ago period.

Pro forma broadcasting revenues for the quarter increased 10.9 percent and television revenues were 10.2 percent higher reflecting, in part, advertising demand related to the Winter Olympic Games in the second period of 2006. Based on current pacings, television revenues for the second quarter of 2006 would be below last year's second quarter in the low single digits.

In addition to the revenue and statistical summary, attached is a chart which shows the consolidated Gannett Online audience share for March from Nielson//Net Ratings. In March, Gannett's domestic Websites had approximately 24.1 million unique visitors reaching 15.6 percent of the Internet audience.

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The pro forma advertising and circulation revenue statistics include the results for Exchange & Mart and Auto Exchange (acquired in September 2005), Tallahassee (acquired August 29, 2005), 100 percent of the Detroit Newspaper Partnership (established August 2005), Mint Magazine (acquired in July 2005) and Hometown Communications (acquired March 31, 2005). The pro forma other revenue statistics include the results for PointRoll, Inc. (acquired in June 2005). Ad linage for Newsquest, Clipper and NurseWeek are not included in the ad volume statistics. Circulation volume numbers for Newsquest's paid daily newspapers are included in the enclosed statistics, but volume from unpaid daily and non-daily publications is not included in the circulation volume statistics. The revenue and statistical data related to the former Gannett owned newspapers in Bellingham (WA), Olympia (WA) and Boise (ID) has been excluded from all periods presented.

Gannett Co., Inc. is a leading international news and information company that publishes 90 daily newspapers in the USA, including USA TODAY, the nation's largest-selling daily newspaper. The company also owns nearly 1,000 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom's second largest regional newspaper company. Newsquest publishes more than 300 titles, including 17 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 21 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

Certain statements in this press release may be forward looking in nature or "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company's SEC reports, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

Contact: Jeff Heinz
Director, Investor Relations
703-854-6917
jheinz@gannett.com

GANNETT CO., INC.
REVENUE & STATISTICAL SUMMARY
                         Period 3 (Feb. 27, 2006 - Mar. 26 2006)
                                                                         %
                              2006            2005          CHANGE    CHANGE
REVENUES:
Advertising:
Local                  $   185,305,000  $  190,439,000 $  (5,134,000)  (2.7)
National                    69,447,000      71,482,000    (2,035,000)  (2.8)
Classified                 195,564,000     197,778,000    (2,214,000)  (1.1)
                         -------------   -------------   -----------   ----
Total Advertising      $   450,316,000 $   459,699,000 $  (9,383,000)  (2.0)
                         =============   =============   ===========   ====
Circulation                106,979,000     108,653,000    (1,674,000)  (1.5)
Other revenue               39,571,000      37,979,000     1,592,000    4.2
Broadcasting                57,772,000      56,495,000     1,277,000    2.3
                         -------------   -------------   -----------   ----
Total Revenue          $   654,638,000 $   662,826,000 $  (8,188,000)  (1.2)
                         =============   =============   ===========   ====
VOLUME:
Newspaper Inches:
Local                        2,655,714       2,767,292      (111,578)  (4.0)
National                       310,674         342,500       (31,826)  (9.3)
Classified                   4,378,663       4,400,268       (21,605)  (0.5)
                         -------------   -------------   -----------   ----
Total ROP                    7,345,051       7,510,060      (165,009)  (2.2)
                         =============   =============   ===========   ====
Preprint Distribution
(in thousands)                 958,182         987,479       (29,297)  (3.0)
                         =============   =============   ===========   ====
NET PAID CIRCULATION:
Morning (w/USAT)             7,192,288       7,322,152      (129,864)  (1.8)
Evening                        904,499         939,241       (34,742)  (3.7)
                         -------------   -------------   -----------   ----
Total Daily                  8,096,787       8,261,393      (164,606)  (2.0)
                         =============   =============   ===========   ====
Sunday                       6,458,793       6,553,853       (95,060)  (1.5)
                         =============   =============   ===========   ====

                         Year-to-Date through Mar. 26, 2006
                                                                         %
                              2006            2005          CHANGE    CHANGE
REVENUES:
Advertising:
Local                  $   523,882,000 $   533,235,000 $  (9,353,000)  (1.8)
National                   202,344,000     205,844,000    (3,500,000)  (1.7)
Classified                 540,665,000     551,147,000   (10,482,000)  (1.9)
                         -------------   -------------   -----------   ----
Total Advertising      $ 1,266,891,000 $ 1,290,226,000 $ (23,335,000)  (1.8)
                         =============   =============   ===========   ====
Circulation                324,050,000     332,021,000    (7,971,000)  (2.4)
Other revenue              109,025,000     105,213,000     3,812,000    3.6
Television                 182,575,000     164,557,000    18,018,000   10.9
                         -------------   -------------   -----------   ----
Total Revenue          $ 1,882,541,000 $ 1,892,017,000 $  (9,476,000)  (0.5)
                         =============   =============   ===========   ====
VOLUME:
Newspaper Inches:
Local                        8,093,044       8,299,038      (205,994)  (2.5)
National                       960,478       1,014,611       (54,133)  (5.3)
Classified                  13,355,214      13,612,504      (257,290)  (1.9)
                         -------------   -------------   -----------   ----
Total ROP                   22,408,736      22,926,153      (517,417)  (2.3)
                         =============   =============   ===========   ====
Preprint Distribution
(in thousands)               2,904,230       2,954,472       (50,242)  (1.7)
                         =============   =============   ===========   ====
NET PAID CIRCULATION:
Morning (w/USAT)             7,080,260       7,171,769       (91,509)  (1.3)
Evening                        905,450         942,146       (36,696)  (3.9)
                         -------------   -------------   -----------   ----
Total Daily                  7,985,710       8,113,915      (128,205)  (1.6)
                         =============   =============   ===========   ====
Sunday                       6,425,793       6,555,343      (129,550)  (2.0)
                         =============   =============   ===========   ====

Note:  The above revenue amounts and statistics have been restated to include all companies presently owned, including the Exchange & Mart and Auto Exchange (non-daily publications acquired in September 2005)
       , the Tallahassee Democrat (acquired August 29, 2005), 100% of the
       Detroit Newspaper Partnership (established August 2005), Mint
       Magazine (acquired in July 2005), PointRoll, Inc. (acquired in June
       2005) and Hometown Communications (acquired in late March 2005).
       PointRoll is a marketing services company with a suite of media products that delivers enhanced online marketing opportunities for advertisers, agencies and online publishers.  PointRoll is included above in Other revenue. Hometown is a community publishing company with one daily newspaper, 62 non-daily community newspapers, 24 community telephone directories and other specialty and niche publications. The revenue and statistical data related to the former
       Gannett owned newspapers in Bellingham (WA), Olympia (WA) and Boise
       (ID) has been excluded from all periods presented.
       Operating results from the company's newspaper in Tucson, which participates in a joint operating agency, are accounted for under the equity method of accounting and are reported as a single amount in other operating revenues.  Advertising linage statistics from this newspaper are not included above, however, circulation volume statistics are included.
       Newsquest is a regional newspaper publisher in the United Kingdom with more than 300 titles, including paid and unpaid daily and non-daily products. Circulation volume statistics for Newsquest's 17 paid daily newspapers are included above.  Circulation volume statistics for Sunday Herald are included above in the Sunday statistics.  Circulation volume statistics for Newsquest's unpaid daily and non-daily publications are not reflected above.
       Advertising linage for Newsquest publications is not reflected above.
       Circulation volume statistics for Detroit Free Press, a morning newspaper, are reflected above.  Circulation volume statistics for
       The Detroit News, an evening newspaper, are not reflected above.
       Circulation volume and advertising linage statistics for non-daily products, including NurseWeek and Clipper Magazine are not reflected above.

Gannett Online Internet Audience
March 2006

Nielsen//NetRatings
Home/Work Panel Combined
    Unique Visitors  Percentage Reach of
       Per Month   Internet Audience
Gannett Online     24,063,000   15.6%